Exhibit 99.2

FOR IMMEDIATE RELEASE MONDAY, OCTOBER 3, 2005 Contact: David J. Vander Zanden Mary Kabacinski President / CEO EVP / CFO 920-882-5602 920-882-5852

W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY ANNOUNCES MERGER WILL NOT CLOSE AS ANTICIPATED DURING THE WEEK OF OCTOBER 3, 2005

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School Specialty receives notice from its purchaser of termination of a portion of anticipated acquisition financing

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Purchaser and its financing sources to engage in supplemental due diligence

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School Specialty updates fiscal 2006 outlook

Greenville, WI, October 3, 2005—School Specialty (NASDAQ:SCHS) today announced that it has received a notice from LBW Holdings, Inc., the purchaser under the Agreement and Plan of Merger, dated as of May 31, 2005, that Banc of America Securities LLC, J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc., the initial purchasers under the purchase agreement with LBW Acquisition Inc. relating to the offering of $350 million principal amount of senior notes intended to be used to finance a portion of the purchase price in the merger, have terminated the senior notes purchase agreement.  The notice indicates that the initial purchasers have taken this action because, in their view, certain conditions to their obligations under the senior notes purchase agreement have not been and cannot be satisfied.

School Specialty believes that this action relates to disappointing results in August and September and concerns about near-term financial and operating performance.

The notice from LBW Holdings, Inc. also states that the lenders under the debt commitment letter referred to in the merger agreement have informed LBW Holdings, Inc. that they are continuing to evaluate the information received in connection with the debt financing and the implications thereof in respect of the commitments for the debt financing.

In addition, the notice states that LBW Holdings, Inc. has reserved its rights under the merger agreement and the senior notes purchase agreement and that the initial purchasers have reserved their rights under the senior notes purchase agreement.  Furthermore, LBW Holdings, Inc. has advised School Specialty that the lenders under the debt commitment letter have reserved their rights under the debt commitment letter.

School Specialty originally anticipated that the merger would be consummated on or about September 30, 2005.  Due to the events described above, the merger will not close during the week of October 3, 2005.  The “drop dead date” under the merger agreement is October 31, 2005.

LBW Holdings, Inc. and its financing sources have requested to engage in supplemental due diligence into School Specialty’s recent and near-term financial and operating performance.  School Specialty intends to fully cooperate in responding to their requests and expects to begin this process early in the week of October 3, 2005.

Current Outlook

The previously disclosed difficulties related to the start-up of School Specialty’s new Lancaster, PA distribution center were coupled with a decline in the incoming order flow from preK-12 customers as compared to original expectations and as compared to last year.  These have resulted in lowered earnings expectations for fiscal 2006.

As a result, School Specialty is revising its fiscal 2006 revenue guidance to a range of $1.03 to $1.06 billion, which includes approximately $50 million in revenue related to the acquisition of Delta Education, and diluted earnings per share guidance to a range of $1.80 to $1.90.  Excluding seasonal dilution of $0.25 to $0.27 per diluted share related to the acquisition of Delta Education and $0.12 to $0.14 per diluted share related to the Lancaster distribution center start-up costs, earnings per diluted share for fiscal 2006 is expected to be in the range of $2.17 to $2.31 per diluted share, a 5 to 12 per cent increase over fiscal 2005 diluted earnings per share of $2.06 before special charges.  The earnings guidance excludes costs related to the transactions contemplated by the merger agreement.

Form 8-K

School Specialty intends to file a Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”) and will attach to the filing a copy of the notice received from LBW Holdings, Inc. All parties desiring information regarding the notice are urged to review the contents of the Form 8-K when it is available on the SEC’s website at www.sec.gov.

Important Information

Shareholders and other interested parties are urged to review the Agreement and Plan of Merger, as amended, because the merger and the obligation of LBW Holdings, Inc. to consummate the financing under the debt commitment letter is subject to a number of important covenants and conditions.  To obtain a copy of the Agreement and Plan of Merger and the amendment thereto, both of which have been filed as an exhibit to a Form 8-K filed with the SEC, go to School Specialty’s website, http://www.schoolspecialty.com.

Cautionary Statement Concerning Forward-Looking Information

Any statements made in this press release about future results of operations, expectations, plans or prospects, including statements regarding completion of the transactions contemplated by the Merger Agreement, constitute forward-looking statements.  Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets,” and/or similar expressions.  These forward-looking statements are based on School Specialty’s current estimates and assumptions and, as such, involve uncertainty and risk.  Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements.  School Specialty may not be able to complete the transactions contemplated by the Merger Agreement because of a number of factors, including the failure of the Buyer to obtain financing, the failure to satisfy other closing conditions or the factors described in School Specialty’s other filings with the Securities and Exchange Commission, including Exhibit 99.2 to School Specialty’s Annual Report on Form 10-K for the fiscal year ended April 30, 2005, which factors are incorporated herein by reference.  Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

About School Specialty, Inc.

School Specialty is an education company that provides innovative and proprietary products, programs and services to help educators engage and inspire students of all ages and abilities.

Through each of our leading brands, we design, develop and provide preK-12 educators with the latest and very best resources in the areas of early childhood, arts education, reading and literacy, personal effectiveness and character education, coordinated school health, special learning needs, core academics, and career development as well as classroom essentials and learning environments. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.

For more information about School Specialty and each of our brands visit http://www.schoolspecialty.com.

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